UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.        )

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Kewaunee Scientific Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KEWAUNEE SCIENTIFIC CORPORATION

2700 West Front Street

Statesville, North Carolina 28677-2927

David M. Rausch

President and

Chief Executive Officer

July 24, 2015

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the “Company”), which will be held at The Conference Center at UBS Tower, One North Wacker Drive, 2nd Floor, Chicago, Illinois, on August 26, 2015, at 10:00 A.M. Central Daylight Time.

At the meeting, management will review with you the Company’s past year’s performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting. YOUR VOTE IS IMPORTANT!

The Company’s 2015 Annual Report to Stockholders is enclosed.

Sincerely yours,

KEWAUNEE SCIENTIFIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on

August 26, 2015

The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held at The Conference Center at UBS Tower, One North Wacker Drive, 2nd Floor, Chicago, Illinois, on August 26, 2015, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

(1)	To elect three Class II directors;

(2)	To consider and vote on a proposal to approve the Amended and Restated 2008 Key Employee Stock Option Plan set forth as Appendix A to the accompanying Proxy Statement;

(3)	To ratify the appointment of the Independent Registered Public Accounting Firm of Cherry Bekaert LLP as the Company’s independent auditors for fiscal year 2016;

(4)	To hold an advisory vote on executive compensation; and

(5)	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 2, 2015 will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of K&L Gates LLP, 70 West Madison Street, Chicago, Illinois, for a period of 10 days prior to the meeting.

It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to vote, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

D. MICHAEL PARKER
Secretary

July 24, 2015

YOUR VOTE IS IMPORTANT!

Please vote, date and sign the enclosed proxy and return it
promptly in the enclosed envelope.

KEWAUNEE SCIENTIFIC CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the “Company”) for use at the annual meeting of stockholders of the Company to be held at The Conference Center at UBS Tower, One North Wacker Drive, Second Floor, Chicago, Illinois, on August 26, 2015, at 10:00 A.M. Central Daylight Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.

The Company’s principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).

The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on, or about, July 24, 2015.

ITEM 1.

ELECTION OF DIRECTORS

Three Class II directors are to be elected at the meeting. The Board of Directors, at its meeting on April 28, 2015, upon the recommendation of the Nominating and Corporate Governance Committee, selected John C. Campbell, Jr., Keith M. Gehl, and William A. Shumaker as nominees for re-election as directors at the annual meeting, to serve for three-year terms. All nominees are serving as directors as of the date of this Proxy Statement. The three nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the three nominees named below. If due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.

Information on the current nominees for Class II directors and the current Class I and III directors is shown below.

Class II directors nominated for re-election to serve until the annual meeting of stockholders in 2018:

JOHN C. CAMPBELL, JR., 72, was elected a director of the Company in 1973. Between May 1995 and January 2012, when he retired, Mr. Campbell was engaged in private consulting. From May 1992 to May 1995, he was Chief Operating Officer of Grounds For Play, Inc. of Arlington, Texas, a manufacturer of specialty equipment for children’s playgrounds. We believe Mr. Campbell is well suited to serve on our Board due to his

42 years’ experience as a director of our company, his executive management experience, and his understanding of the long-term interests of our company and stockholders.

KEITH M. GEHL, 56, was elected a director of the Company effective April 29, 2015. He served as Senior Vice President of Real Estate & Facilities of Family Dollar Stores, Inc. from 2003 until his retirement in June 2013. From 1989 to 2003, Mr. Gehl held a number of management positions with Food Lion, Inc. At Food Lion, he served as Director of Internal Audit from 1989 to 1996, Director of Store Operations from 1996 to 1997, Vice-President Real Estate and Construction from 1997 to 2000, and Executive Vice President Real Estate and Business Strategy from 2000 to 2003. Mr. Gehl holds an accounting degree from Valparaiso University. During his career, he successfully completed the Certified Public Accountant (CPA), Certified Information Systems Auditor (CISA), and Certified Internal Auditor (CIA) exams. We believe Mr. Gehl is well suited to serve on our Board due to his many years of experience as a senior manager for two public companies and his experience in the areas of business strategy, finance, accounting, and audit.

WILLIAM A. SHUMAKER, 67, served as Chief Executive Officer of the Company from September 2000 until his retirement on June 30, 2013. He also served as President from August 1999 until March 2012. He was elected a director of the Company in February 2000 and Chairman of the Board in February 2010. He served as the Company’s Chief Operating Officer from August 1998 until September 2000 and General Manager of the Laboratory Products Group from February 1998 until August 1998. He joined the Company in December 1993 as Vice President of Sales and Marketing. Mr. Shumaker served as a member of the North Carolina Economic Development Board until the end of 2014. He is currently a member of the Board of Directors of the Greater Statesville Development Corporation. We believe Mr. Shumaker is well suited to serve on our Board due to his experience as our Chief Executive Officer and his 21 years’ experience in various leadership roles for our company.

Class I directors continuing in office to serve until the annual meeting of stockholders in 2017:

DAVID M. RAUSCH, 56, was elected President and Chief Executive Officer and a director of the Company on July 1, 2013. He joined the Company in March 1994 as Manager of Estimating and was promoted to Southeast Regional Sales Manager in December 1996, then to Director of Sales for Network Storage Systems products in May 2000. In August 2001, he was promoted to Project Sales Manager, and in this position, he also had direct management responsibility for the Estimating Department. Mr. Rausch was elected Vice President of Construction Services in June 2007. In June 2011, he was elected Senior Vice President of Construction Services and General Manager of the Laminate Furniture Division, and in March 2012, he was elected President and Chief Operating Officer. We believe Mr. Rausch is well suited to serve on our Board due to his role as President and Chief Executive Officer and his experience in various leadership roles for our company since 1994.

DAVID S. RHIND, 52, was elected a director of the Company in April 2008. Mr. Rhind is an attorney-at-law. From June 2012 to March 2015, Mr. Rhind served as Deputy General

Counsel for Hudson Global, Inc. (formerly Hudson Highland Group, Inc.) of New York, New York, a leading provider of specialized professional recruitment, recruitment outsourcing, talent management, and related staffing services and solutions. From July 2003 to June 2012, Mr. Rhind was General Counsel, North America, for Hudson. From October 1995 to June 2003, he was Associate General Counsel at Technology Solutions Company of Chicago, a technology consulting and systems integration company. We believe Mr. Rhind is well suited to serve on our Board due to his many years of experience in legal matters, his overall business acumen, and his understanding of the long-term interests of our company and stockholders.

JOHN D. RUSSELL, 62, was elected a director of the Company on May 31, 2011. Since September 1, 2012, Mr. Russell has served as the Managing Director of ForteONE, a Chicago-based consulting firm focused on helping middle market business owners achieve revenue growth and profit improvement. From 2006 until March 2014, Mr. Russell was a business consultant and a director for Strategic Materials Incorporated, the largest glass recycling business in North America. From September 2007 to May 2010, he was President and Chief Executive Officer of Maysteel LLC, a precision metal fabricator in Menomonee Falls, Wisconsin. From April 2002 to April 2006, he was President and Chief Executive Officer of Neoplan USA, a manufacturer of heavy duty transit buses. Prior to April 2002, Mr. Russell was a partner at McKinsey and Company and a corporate officer of Brunswick Corporation. We believe Mr. Russell is well suited to serve on our Board due to his experience as chief executive officer of two different companies, his other executive management experience, and his experience as a director of another company.

Class III directors continuing in office to serve until the annual meeting of stockholders in 2016:

MARGARET B. PYLE, 63, was elected a director of the Company in February 1995. Ms. Pyle has been Vice Chairman and Chief Legal Counsel of The Pyle Group since December 2007. She has been engaged in the practice of corporate law in Milwaukee and Madison, Wisconsin for more than five years, and was the sole Trustee and Chief Executive of the Allis-Chalmers Corporation Product Liability Trust from June 1996 until March 2012. In April 2012, Ms. Pyle was appointed sole Trustee and Chief Executive of the Ranger Industries, Inc. Product Liability Trust. We believe Ms. Pyle is well suited to serve on our Board due to her many years of experience in a variety of legal matters relevant to the Company, her 20 years’ experience as a director of our company, and her understanding of the long-term interests of our company and stockholders.

DONALD F. SHAW, 64, was elected a director of the Company on June 1, 2013. He previously served as President, Chief Executive Officer, and Chairman of the Board of ISEC, Inc., a high-end commercial interior subcontractor, from 2004 until his retirement in March 2013. Mr. Shaw held the position of Executive Vice President of ISEC, Inc. from 1988 to 2004 and served in various sales management positions with ISEC from 1977 to 1988. We believe Mr. Shaw is well suited to serve on our Board due to his wealth of knowledge in the construction industry and his experience as chief executive officer and other management positions of a highly successful company.

Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years. Mr. Campbell is the first cousin of the late Laura Campbell Rhind, mother of Mr. David S. Rhind.

The Company’s certificate of incorporation provides that the Board of Directors shall be divided into three classes, and that the three classes shall be as nearly equal in number as possible.

The Board of Directors has a policy whereby any director reaching age 75 during his/her term is expected to retire at the end of the term.

The Board of Directors recommends a vote FOR the election of the three foregoing nominees for election as Class II directors.

Meetings and Committees of the Board

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company’s business and activities by reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during these meetings by the Chief Executive Officer and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board, as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company’s fiscal year ended April 30, 2015, the Board of Directors held ten meetings.

During fiscal year 2015, the standing committees of the Board of Directors of the Company were the Executive Committee, Audit Committee, Compensation Committee, Financial/Planning Committee, and Nominating and Corporate Governance Committee. The functions and membership of the committees are described below.

The Executive Committee consists of Messrs. Campbell (Chairman), Rausch, Rhind, and Shumaker. The committee exercises the authority of the Board between meetings of the full Board, subject to the limitations of the Delaware General Corporation Law. The committee met four times during the Company’s last fiscal year.

The Audit Committee consists of Messrs. Gehl (Chairman), Campbell, Russell, and Shaw. All members of the committee are independent directors. Ross W. McCanless, who resigned as a director effective May 29, 2015, served as Chairman of the committee until the election, effective April 29, 2015, of Mr. Gehl as a director and chairman of the committee. The committee performs the responsibilities and duties described in the Company’s Audit Committee Charter, and is responsible for annually appointing the independent auditor for the Company, approving services to be performed by the independent auditor, reviewing the independent auditor’s reports, and reviewing the Company’s quarterly and annual financial statements before release to the public. In accordance with Audit Committee Charter guidelines, the committee is responsible for reviewing and approving all related party transactions. The Board of Directors has determined that Mr. Gehl is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission. The committee met four times during the Company’s last fiscal year. The Audit Committee Charter can be found on the Company’s website at www.kewaunee.com.

The Compensation Committee consists of Messrs. Russell (Chairman), Gehl, Rhind, Shaw and Ms. Pyle. All members of the committee are independent directors. The committee considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of executive officers of the Company; short- and long-range compensation programs for officers and other key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The committee also acts as the Stock Option Committee, administering and interpreting the stock option plans for officers and other key employees. The committee may delegate its responsibilities and authority to one or more subcommittees as the committee may deem appropriate in its sole discretion. The Compensation Committee Charter can be found on the Company’s website at www.kewaunee.com. The committee met two times during the Company’s last fiscal year. The committee did not engage a compensation consultant during the last fiscal year.

The Financial/Planning Committee consists of Messrs. Shumaker (Chairman), Campbell, Rausch, Russell and Ms. Pyle. The committee reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company’s strategic plan and the annual budget for capital expenditures. The committee also reviews the investment results of the assets of the Company’s retirement plans. The committee met four times during the Company’s last fiscal year.

The Nominating and Corporate Governance Committee consists of Messrs. Rhind (Chairman) and Shaw and Ms. Pyle. Mr. McCanless served on the committee until April 29, 2015. The committee performs the responsibilities and duties described in the Company’s Nominating and Corporate Governance Committee Charter, which is available on the Company’s website at http://www.kewaunee.com. The committee is comprised of at least three directors, all of whom must meet the criteria for independence required by the NASDAQ Global Market. The committee reviews and recommends to the Board of Directors the appointment of directors to Board committees and the selection of the chairperson of each committee, makes recommendations to the Board of Directors with respect to officers of the Company, assures that an up-to-date management succession plan is in place for the Chief Executive Officer and other executive officers, reviews and makes recommendations to the Board of Directors regarding director compensation and benefits, periodically reviews the skills and qualifications of existing directors with a view toward a rounded and effective Board, identifies and screens potential nominees to the Board, and reviews stockholder proposals for inclusion in the Company’s Proxy Statement. In addition, the committee makes recommendations to the Board of Directors concerning nominees for Board membership brought to its attention by officers, directors and stockholders. Proposals may be addressed to the committee at the address shown on the cover of this Proxy Statement, attention of the

Corporate Secretary. At a minimum, a candidate for the Board must have demonstrated significant accomplishment in his or her field, the capacity and experience to understand the broad business operations of the Company, and the vision to assist the Company in its development and expansion. The Nominating and Corporate Governance Committee does not favor or disfavor any particular nominee on the basis of race, religion, gender, age or national origin. The Committee met two times during the Company’s last fiscal year.

Executive sessions of independent directors are held in connection with each regularly scheduled Board of Directors meeting, the regularly scheduled Audit Committee meeting in June of each year, and at other times as necessary. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and any other non-independent directors. The Board of Directors has determined that each of Messrs. Campbell, Gehl, Rhind, Russell, Shaw and Ms. Pyle are, and Mr. McCanless was, independent within the meaning of the rules of the NASDAQ Global Market.

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of Stockholders, although all directors are expected to attend. All members of the Board of Directors attended the Company’s 2014 Annual Meeting of Stockholders. In the Company’s last fiscal year, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

Board Leadership Structure

The Board determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interest of the Company. Currently, the Board believes that the positions of Chairman and Chief Executive Officer should be separate.

Board’s Role in Risk Oversight

The Board oversees risk management processes directly and through its committees. Management is responsible for risk management on a day-to-day basis. The role of the Board and its committees is to oversee the risk management activities of management. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risk arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, and succession planning for our directors.

Stockholder Communications with the Board of Directors

The Board of Directors recommends that any communications from stockholders be in writing and addressed to the Board in care of the Corporate Secretary, 2700 West Front Street, Statesville, North Carolina 28677-2927. The name of any specific Board member to whom a communication is intended to be addressed should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipient if one is noted; however, the Corporate Secretary, prior to forwarding any correspondence, will review the correspondence, and in his discretion, will not forward certain items if they are deemed frivolous, of inconsequential commercial value or otherwise inappropriate for Board consideration.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Russell, Rhind, Shaw and Ms. Pyle. No executive officer of the Company served as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company.

Director Compensation

In fiscal year 2015, each director who was not an employee of the Company received for his services as such a quarterly retainer of $5,000 plus a fee of $1,500 for each day of Board and/or committee meetings attended, a daily multiple-meeting fee of $2,000 and a $750 fee for telephone meetings. In addition, the Chairman of each of the Nominating and Corporate Governance Committee, Executive Committee, and Compensation Committee receives an annual fee of $2,000, the Chairman of the Audit Committee receives an annual fee of $5,000, and the Chairman of the Board receives an annual fee of $10,000. Beginning in fiscal year 2016, the Chairman of the Audit Committee will receive an annual fee of $7,500. All directors are reimbursed for their expenses for each Board and committee meeting. From time to time the Board of Directors reviews director compensation paid by other public companies with comparable revenues and market capitalization, and in comparable industries, as part of its evaluation of the appropriate level of compensation to be paid to the Company’s directors.

Non-employee directors may elect to participate in the Company’s health insurance program at no cost to them. During the last fiscal year, Messrs. McCanless, Russell, Shaw, and Shumaker participated in the program. All current non-employee directors that do not otherwise have life insurance provided by the Company are provided life insurance coverage of $20,000 under the Company’s life insurance program.

During fiscal year 2011, the stockholders approved the 2010 Stock Option Plan for Directors (the “2010 Plan”). The 2010 Plan is designed to promote the interests and long-range prospects of the Company and its stockholders by attracting and retaining well-qualified directors who are not employees of the Company. On the effective date of the 2010 Plan, each eligible director of the Company was granted an option to purchase 10,000 shares of the

Company’s common stock. Each person who becomes an eligible director after the effective date of the 2010 Plan will be granted on the date of his or her election an option to purchase 10,000 shares of the Company’s common stock. The 2010 Plan authorizes the Board of Directors, until August 25, 2020, to grant options to purchase not more than an aggregate of 100,000 shares of the Company’s common stock to eligible directors of the Company. If an option expires or is terminated unexercised as to any shares, such released shares may again be subject to newly granted options. The option price for shares granted under the 2010 Plan is the fair market value of the Company’s common stock on the date of grant. Options are granted under the 2010 Plan for a term of five years and are exercisable in four equal installments, one-fourth becoming exercisable on the next August 1 following the date of grant, and an additional one-fourth becoming exercisable on August 1 of each of the next three years. Mr. Gehl was granted an option to purchase 10,000 shares of the company’s common stock on April 29, 2015, the date he became a director.

Director Compensation Table

The following table provides compensation information for the one year period ended April 30, 2015 for each member of the Board of Directors who served as a director in the last fiscal year.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
John C. Campbell, Jr.	$40,000	—	—	—	—	$51	$40,051
Keith M. Gehl (3)	140	—	$30,400	—	—	—	30,540
Ross W. McCanless (4)	44,000	—	—	—	—	15,194	59,194
Margaret B. Pyle	40,500	—	—	—	—	51	40,551
David S. Rhind	41,500	—	—	—	—	51	41,551
John D. Russell	41,000	—	—	—	—	22,097	63,097
Donald F. Shaw	40,500	—	—	—	—	15,194	55,694
William A. Shumaker	50,500	—	—	—	—	10,267	60,767
David M. Rausch (5)	—	—	—	—	—	—	—

(1)

On April 30, 2015, each director of the Company held options to purchase 10,000 shares of Company common stock, except for Mr. Shumaker, who held options to purchase 12,500 shares, Mr. Rausch, who held options to purchase 33,250 shares, and Mr. Shaw, who held options to purchase 5,000 shares.

(2)

Represents the value of participation in the Company’s health insurance program and life insurance program for Messrs. McCanless, Russell, Shaw, and Shumaker, and the value of participation in the Company’s life insurance program for Messrs. Campbell and Rhind and Ms. Pyle.

(3)

Mr. Gehl was elected a director of the Company effective April 29, 2015. See Note 5 to the Consolidated Financial Statements included in the Company’s 2015 Annual Report on Form 10-K for a discussion of the assumptions underlying the value of stock options.

(4)	Mr. McCanless resigned as a director effective May 29, 2015.

(5)

Mr. Rausch was an employee of the Company during the last fiscal year and received no compensation for service as a director. See the Summary Compensation Table for disclosure related to the compensation received by Mr. Rausch, who was elected the Chief Executive Officer of the Company on July 1, 2013.

ITEM 2.

PROPOSAL TO APPROVE THE

KEWAUNEE SCIENTIFIC CORPORATION 2008 KEY EMPLOYEE

STOCK OPTION PLAN

(AS AMENDED AND RESTATED EFFECTIVE AUGUST 26, 2015)

Overview

The board of directors has approved an amended and restated version of the Kewaunee Scientific Corporation 2008 Key Employee Stock Option Plan (the “Amended and Restated 2008 Plan”), effective August 26, 2015, subject to approval by the Company’s stockholders, and recommends that the stockholders approve the Amended and Restated 2008 Plan.

Purpose

The Amended and Restated 2008 Plan, a copy of which accompanies this proxy statement as Appendix A, amends and restates the current Kewaunee Scientific Corporation 2008 Key Employee Stock Option Plan (the “Prior Plan”). The terms of the Amended and Restated 2008 Plan are similar to the terms of the Prior Plan and are described in greater detail below. The Amended and Restated 2008 Plan is designed to secure for the Company and its stockholders the benefits of incentive inherent in the ownership of Company common stock by key employees who will be responsible for the Company’s future growth and continued success. As of July 2, 2015, 29,950 shares were available for option grants under the Prior Plan. If the Amended and Restated 2008 Plan is approved by Company stockholders 329,950 shares will be available for option grants under the Amended and Restated 2008 Plan, and no further grants will be made pursuant to the terms of the Prior Plan. If the Amended and Restated 2008 Plan is not approved by Company stockholders, the terms of the Prior Plan will continue in effect unchanged and the Company’s ability to grant equity compensation to its key employees will be substantially limited.

Administration

The Amended and Restated 2008 Plan will be administered by the board of directors or, in the board’s discretion, a committee appointed by the board (which will be the compensation committee of the board unless determined otherwise by the board). The plan administrator will have the authority to select option recipients, to determine the time or times of receipt, to determine the number of shares covered by options, to establish the terms and conditions of options, to cancel or suspend options and to reduce or eliminate any restrictions or vesting requirements applicable to options at any time after grant. The plan administrator will also have the authority and discretion to interpret the plan and to make all other determinations that may be necessary or advisable for the administration of the plan.

Types of Awards

The Amended and Restated 2008 Plan provides for the issuance of both incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”), and options that are not intended to, or do not, qualify as ISOs (“nonqualified options”).

Eligibility

Key employees of the Company and its subsidiaries chosen by the plan administrator will be eligible to receive options under the Amended and Restated 2008 Plan.

Share Limits

The Amended and Restated 2008 Plan authorizes the plan administrator to grant options to purchase a total of not more than 300,000 shares of Company common stock, plus the 29,950 shares that were available under the Prior Plan immediately prior to the effective time of the Amended and Restated 2008 Plan, for a total of 329,950 shares. All shares available for grant under the plan may be granted as either ISOs or nonqualified options. If an option granted under the Amended and Restated 2008 Plan or the Prior Plan expires or is terminated, surrendered, forfeited or cancelled, the unissued shares covered by the option will again be available for the grant of options under the Amended and Restated 2008 Plan. The maximum number of shares that may be subject to options granted to any one participant during any calendar year that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, and then only to the extent that such limitation is required by Section 162(m) of the Code, is 100,000.

Exercise Price

The exercise price of an option granted under the Amended and Restated 2008 Plan will be determined by the plan administrator at the time of grant but may not be less than the fair market value of a share of Company common stock on the grant date. If the participant owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its subsidiaries (a “10% Stockholder”) as of the grant date, the exercise price of an option granted to the participant that is intended to be an ISO may not be less than 110% of the fair market value of a share of Company common stock on the grant date.

The exercise price for the shares acquired pursuant to the exercise of an option under the Amended and Restated 2008 Plan must be paid, to the extent permitted by applicable law and as determined by the plan administrator, by any combination of the following methods:

(1)	by cash, check, bank draft or money order payable to the Company;

(2)

by irrevocably authorizing a third party to sell shares of Company common stock acquired upon exercise of the option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise;

(3)	by tendering, either actually or by attestation, shares of Company common stock valued at fair market value as of the day of exercise;

(4)	by a “net exercise” arrangement; or

(5)	in any other form of legal consideration that may be acceptable to the plan administrator.

For this purpose, the per share value of Company common stock will be its fair market value at the close of business on the date preceding the date of exercise. The participant must pay the Company at the time of exercise an amount equal to any tax that the Company is required to withhold from the participant upon exercise (less any amount withheld from the participant’s regular compensation in connection with such exercise). On July 13, 2015, the closing price of the Company’s common stock on the NASDAQ Global Market was $16.91.

Option Term

The maximum term of an option granted under the Amended and Restated 2008 Plan will be 10 years. If the participant is a 10% Stockholder, an option granted to the participant that is intended to be an ISO may not be exercisable after the expiration of five years.

Termination of Employment

Unless determined otherwise by the plan administrator, if a participant’s employment terminates, the participant’s options under the Amended and Restated 2008 Plan generally may be exercised as follows:

(1)	by the participant at any time within three months after termination, if employment is terminated other than due to death, disability, retirement or cause;

(2)	by the participant’s heirs, legatees or legal representatives at any time within one year after the date of death, if employment is terminated due to death;

(3)	by the participant at any time within one year after the date of termination, if employment is terminated due to disability;

(4)	by the participant at any time within three years (or three months for an ISO) after the date of retirement, if employment is terminated due to retirement; or

(5)	if the participant is terminated for cause, any options held by the participant and all rights to purchase shares under it shall terminate immediately.

Change in Control

Any outstanding option under the Amended and Restated 2008 Plan held by a participant who is an employee of the Company or any of its subsidiaries on the date of a change in control of the Company (as defined in the plan) will be immediately exercisable in full, except that this automatic accelerated vesting will not apply to an option that contains performance standards as a condition to exercise. The plan administrator may, however, in the event of a change in control, waive applicable performance standards if it determines that based on results of operations prior to the change in control, the standards would reasonably be expected to have been met within the relevant period or periods.

Subject to the immediate vesting described in the preceding paragraph, in the event of a change in control, each outstanding option under the Amended and Restated 2008 Plan generally will be treated as the plan administrator determines. This determination may be made without the consent of any participant and need not treat all outstanding options in an identical manner, but no such determination by the plan administrator may, by itself, cause any participant to be in a worse position economically with respect to the participant’s outstanding options immediately after the determination compared to immediately before the determination.

Adjustments

In general, the number and class of shares of Company common stock or other stock or securities available for future awards and covered by each outstanding award under the Amended and Restated 2008 Plan, and the exercise price per share of each outstanding option, will automatically be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification or subdivision of the shares of Company common stock.

In the event of any increase or decrease in the number of issued shares of Company common stock effected without receipt of consideration by the Company, a declaration of an extraordinary dividend with respect to such shares payable in a form other than shares in an amount that has a material effect on the fair market value, a recapitalization, rights offering, reorganization, merger, spin-off, split-up, change in corporate structure or similar occurrence, the plan administrator will make appropriate adjustments in one or more of the number and class of shares of Company common stock or other stock or securities available for future awards and covered by each outstanding award under the plan, and in the exercise price per share of each outstanding option.

No Repricing

No adjustment or reduction of the exercise price of any outstanding option under the Amended and Restated 2008 Plan in the event of a decline in share price will be permitted without approval by the Company’s stockholders or as otherwise expressly provided under “Adjustments” above.

Options Not Transferable

No option under the Amended and Restated 2008 Plan will be transferable by a participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order, and each option will be exercisable during a participant’s lifetime only by the participant.

Plan Amendment and Termination

The Amended and Restated 2008 Plan is scheduled to expire on August 26, 2025. The board of directors may amend or discontinue the plan at any time prior to that date, except that no amendment or discontinuance may change adversely or impair any option previously granted, without the consent of the affected participant. In addition, to the extent necessary and desirable to comply with applicable laws, the Company must obtain the approval of stockholders with respect to any amendment in such a manner and to such a degree as required. The board of directors may amend the plan or any award agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the plan or the award agreement to any applicable law.

Clawback

Any option, amount or benefit received under the Amended and Restated 2008 Plan will be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy or any applicable law.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the Amended and Restated 2008 Plan generally applicable to the Company and to participants in the plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified option with an exercise price at least equal to the fair market value of a share of Company common stock on the grant date and no additional deferral features. Upon the exercise of a nonqualified option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the exercise price of the option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the option.

ISOs. A participant generally will not recognize taxable income upon the grant of an ISO. If a participant exercises an ISO during employment or within three months after employment ends (12 months in the case of death or disability), the participant generally will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an ISO after the later of one year from the date the participant exercised the option and two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the option. If a participant sells or otherwise disposes of shares acquired upon exercise of an ISO before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified options and ISOs, special rules apply if a participant uses shares of Company common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Tax Consequences to the Company. In the foregoing cases, the Company generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. The Company intends that awards granted under the Amended and Restated 2008 Plan will comply with, or otherwise be exempt from, Section 409A of the Code, but makes no representation or warranty to that effect.

Tax Withholding. The Company is authorized to deduct or withhold from any award granted or payment due under the Amended and Restated 2008 Plan, or require a participant to remit to the Company, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The Company is not required to issue any shares of Company common stock or otherwise settle an award under the plan until all tax withholding obligations are satisfied.

New Plan Benefits

A new plan benefits table for the Amended and Restated 2008 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the plan if the plan was then in effect, as described in the SEC proxy rules, are not provided because all awards made under the plan will be made at the plan administrator’s discretion, subject to the terms and conditions of the plan. Therefore, the benefits and amounts that will be received or allocated under the plan are not determinable at this time.

Vote Required

The affirmative vote of the holders of a majority of the shares of Company common stock present or represented at the Annual Meeting of Stockholders is necessary to adopt the Amended and Restated 2008 Plan. Unless otherwise instructed, signed proxies returned in a timely manner will be voted for the Amended and Restated 2008 Plan.

The Board of Directors recommends a vote “FOR” the approval

of the Amended and Restated 2008 plan.

ITEM 3.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the independent registered public accounting firm of Cherry Bekaert LLP as the Company’s independent auditors for the fiscal year ending April 30, 2016. Although not required by law, our bylaws or otherwise to submit the appointment to a vote by shareholders, the Audit Committee is requesting that the shareholders ratify the appointment of Cherry Bekaert LLP because we value our shareholders’ views on our independent public accounting firm and as a matter of good corporate practice. Assuming that a quorum is present, the selection of Cherry Bekaert LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. The Audit Committee will consider the outcome of this vote but is not bound by our shareholders’ vote.

Cherry Bekaert LLP has served as the Company’s independent registered public accounting firm to audit the Company’s annual financial statements and to review the financial statements to be included in the Company’s quarterly reports on Form 10-Q. The decision to appoint the Company’s independent auditors is approved annually by the Company’s Audit Committee, and the Audit Committee requests that stockholders ratify the appointment.

It is expected that a representative of Cherry Bekaert LLP will be present at the Annual Meeting of Stockholders to be held on August 26, 2015 to answer any appropriate questions, and such representative will have an opportunity to make a statement if he or she desires.

The Audit Committee recommends a vote FOR ratification of the independent registered public accounting firm of Cherry Bekaert LLP as the Company’s independent auditors for fiscal year 2016.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services to be provided by the Company’s independent auditors on a case-by-case basis. In making such determination, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence. All of the audit and non-audit services provided by the Company’s independent auditors on behalf of the Company in fiscal years 2015 and 2014 were pre-approved in accordance with this policy.

Audit Fees and Non-Audit Fees

The following fees were paid or will be paid to the Company’s independent registered public accounting firm for professional services rendered on behalf of the Company related to the past two fiscal years:

	2015	2014
Audit of Financial Statements	$120,000	$115,000
Audit-Related Services	25,000	25,000
All Other Fees	—	—

Total	$145,000	$140,000

Audit services consisted of the audit of the Company’s annual consolidated financial statements and the review of the Company’s quarterly financial statements. Audit-related services consisted of fees for audits of financial statements of employee benefit plans.

Audit Committee Report

The Audit Committee is responsible for overseeing the Company’s financial reporting process and other duties as described in the Audit Committee Charter. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended April 30, 2015 with management and the Company’s registered independent public accounting firm. Management of the Company is responsible for these financial statements and the Company’s financial reporting process, including the Company’s system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of these financial statements with accounting principles generally accepted in the United States. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Committee has received the written disclosures and the letter from Cherry Bekaert LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Cherry Bekaert LLP their independence.

The Audit Committee also considered whether the provision of non-audit services by Cherry Bekaert LLP, if any, was compatible with maintaining its independence. Based on the Committee’s review of the audited financial statements and the review and discussions described in the preceding paragraph, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2015 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2015 for filing with the Securities and Exchange Commission. All members of the committee meet the independence standards established by the NASDAQ Global Market.

Audit Committee Members

Keith M. Gehl, Chairman

John C. Campbell, Jr.

John D. Russell

Donald F. Shaw

ITEM 4.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The objective of the Company’s executive compensation program is to attract, motivate, reward and retain management talent critical to the Company’s achievement of its objectives. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in achieving our objectives.

We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. At their meeting in August 2013, our stockholders voted to hold the advisory vote on executive compensation on an annual basis. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the 2015 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Proxy Statement is hereby APPROVED.”

As this is an advisory vote, the result will not be binding on us, the Board of Directors or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

We recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive compensation is administered by the Compensation Committee of the Board, which is composed solely of independent directors.

The objective of the Company’s executive compensation program is to attract, motivate, reward and retain management talent critical to the Company’s achievement of its objectives. Salaries and other compensation for the Company’s executive officers are based on each executive officer’s responsibilities, level of experience, and performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other most highly compensated executive officers to $1 million per year for each such executive. Because the levels of compensation of executive officers traditionally have been well below the deduction limit, the Company has not adopted a formal policy with respect to Section 162(m).

Executive Officer Compensation

The four principal components of the Company’s compensation program for executive officers are discussed below.

Base Salary

The Compensation Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is provided (i) information furnished by the Company’s human resources department on historical data about the base and total compensation for each executive, and marketplace compensation data, including both base and incentive compensation data, for comparable positions at other manufacturing and service companies with generally similar annual sales volume, and (ii) individual performance appraisals and recommended base salary adjustments from the Chief Executive Officer for each executive officer, except himself. The human resources department also provides a base salary range based on class for each executive officer, which shows a minimum, mid-point, and maximum salary, and the position of the executive officer’s base salary in this range. The base salary range is established using marketplace comparison data and the individual responsibilities of the executive officer’s position, and is updated each year for inflation. The Company typically targets base salaries at the mid-point of the Company’s established range for a position. The Committee further considers, on a subjective basis, the executive officer’s particular qualifications, level of experience, and sustained performance over time. These same factors are also considered in determining an adjustment to the salary of the Chief Executive Officer. Base salaries are traditionally adjusted as of July 1 of each year.

Annual Incentive Compensation

All of the Company’s executive officers are eligible to participate in an annual incentive bonus plan, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company, based primarily on the attainment of earnings goals established in the incentive bonus plan and, to a lesser extent, on the executive officer’s achievement of established personal objectives to the degree determined by the Board of Directors upon the recommendation of the Chief Executive Officer and the Compensation Committee.

At the beginning of each fiscal year, the Board of Directors approves earnings goals for the Company for such year and, upon recommendation of the Compensation Committee, establishes specified percentages of each executive officer’s base salary that will be available for bonuses if the Company and/or its operating businesses achieve specified earnings goals and the executive officer achieves his or her personal goals. The Board of Directors generally attempts to establish annual earnings goals at target levels it believes are challenging, but achievable, with earnings above target levels considered to be relatively difficult to achieve. In determining the level of available bonuses for each executive officer, many of the same factors considered in determining an executive officer’s base salary are also considered by the Committee and the Board of Directors.

For fiscal year 2015, the specified bonus percentages for executive officers other than the Chief Executive Officer ranged from 1.0% of an executive officer’s base salary, if the Company achieved 100% of targeted earnings for the year, increasing to a maximum of 43.8% of an executive’s base salary, as earnings reached 150% of targeted earnings. The corresponding specified percentages for the Chief Executive Officer were from 1.0% to a maximum of 50%.

Long-Term Incentive Plans

The Company uses stock options as its long-term incentive plan for executive officers. Stock option awards are normally made annually in August by the Board of Directors, based on the recommendations of the Chief Executive Officer, with respect to all stock options other than his own, and the Compensation Committee. The exercise price of the granted stock options is the fair market value of the Company’s common stock on the date of the grant. Individual awards are based on an individual’s performance, his or her comparative base salary level and the number of stock option grants previously made to him or her. In August 2014 and 2013, the Company granted stock options on a total of 20,000 and 20,000 shares, respectively, of the Company’s common stock to the Chief Executive Officer and named executive officers under the Company’s stock option plans.

Other Compensation Plans

Executive officers of the Company who met eligibility requirements as of April 30, 2005, participate in the Company’s Pension Plan. The Plan provides retirement benefits for participating employees. The annual benefit amount is calculated as 40% of the 10-year final average annual compensation (salary and bonus) minus 50% of the primary social security benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Plan may elect among several payment alternatives. As of April 30, 2005, the Company “froze” the benefits under the Plan. As a result, no further benefits have been or will be earned under the Plan after that date and no additional participants have been or will be added to the Plan. To the extent ERISA rules restricted the amount otherwise payable under the Plan, the benefit amount in excess of the restrictions will be paid by the Company under the provisions of the Company’s non-qualified Pension Equalization Plan.

The Company has a 401(k) Incentive Savings Plan (the “401(k) Plan”) which covers substantially all salaried and hourly employees, including all of the executive officers. The plan provides benefits to all employees who have attained age 21, completed three months of service, and who elect to participate. Under the terms of the plan, the Company makes matching contributions equal to 100% of the employee’s qualifying contribution up to 3% of the employee’s compensation, and makes matching contributions equal to 50% of the employee’s contributions between 3% and 5% of the employee’s compensation, resulting in a maximum employer contribution equal to 4% of the employee’s compensation. Additionally, the Company may make a non-matching contribution for participants employed by the Company on December 31 of each year up to 1% of the participant’s qualifying compensation for that calendar year based on the profitability of the Company.

The Company also has a non-qualified 401 Plus Executive Deferred Compensation Plan (the “401 Plus Plan”), which supplements the 401(k) Plan. The 401 Plus Plan was adopted to provide highly compensated employees an alternative retirement plan because income tax laws restrict the amount of contributions executives may otherwise have contributed to the 401(k) Plan. The 401 Plus Plan operates similarly to the 401(k) Plan, in that the Company makes matching credits to the participant’s account in an amount equal to 50% of the compensation deferred by the participant up to 3% of the participant’s compensation. Amounts deferred under the plan will be distributed to the participant after the participant’s termination of employment with the Company in cash in a lump sum or installments at a time previously elected by the participant. All of the named executive officers participated in the 401(k) Plan and the 401 Plus Plan in fiscal year 2015.

Each of the Company’s executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various other group compensation and benefit plans on the same basis as other employees. Benefits under these plans are not directly, or indirectly, tied to employee or Company performance.

Chief Executive Officer Compensation

The Compensation Committee considers the Chief Executive Officer’s leadership an important factor in the future success of the Company. The compensation of the CEO has traditionally included base salary, annual incentive compensation, long-term incentive compensation, and benefits under various group plans. In establishing the Chief Executive Officer’s base salary for each fiscal year, the Compensation Committee considered operating results for the prior year and the outlook for the current year, continued development of the management team, operational improvements, compensation of chief executive officers of other companies with comparable sales, a review of his base salary in relation to the range for his position proposed by the human resources department, and the price of the Company’s common stock.

The Chief Executive Officer’s annual incentive compensation and long-term incentive compensation are determined pursuant to the Company’s incentive plans for executive officers. Mr. Rausch earned a cash bonus of $9,997 for fiscal year 2015 under the annual incentive bonus plan, as actual earnings for the fiscal year slightly exceeded the minimum earnings goal.

COMPENSATION TABLES

Summary Compensation Table for Fiscal Year 2015

Name and Principal Position	Year	Base Salary ($)	Option Awards ($) (1)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
David M. Rausch (4)	2015	335,000	66,000	9,997	19,713	27,600	458,310
President and Chief Executive Officer	2014	295,833	58,400	111,825	-1,409	28,536	493,185

D. Michael Parker	2015	258,982	39,600	7,903	57,196	21,351	385,032
Senior Vice President, Finance Chief Financial Officer, Treasurer and Secretary	2014	251,438	35,040	83,226	618	23,426	393,748

Keith D. Smith	2015	200,887	26,400	—	14,437	16,071	257,795
Vice President, Manufacturing	2014	194,794	23,360	31,586	1,798	15,847	267,385

(1)	See Note 5 to the Consolidated Financial Statements included in the Company’s 2015 Annual Report on Form 10-K for a discussion of the assumptions underlying the value of stock options.

(2)

The amount listed for each named executive officer consists of the current year change in the present value of benefits earned under the Pension Plan. No benefits were earned under the Pension Plan during the year. See the “Executive Officer Compensation – Other Compensation Plans” in this Proxy Statement for additional information regarding the Pension Plan.

(3)

The amounts listed for each named executive officer consist of matching and non-matching contributions made or accrued by the Company on behalf of that executive officer to the Company’s 401(k) Incentive Savings Plan and 401 Plus Executive Deferred Compensation Plan.

(4)	Mr. Rausch was elected President and Chief Executive Officer, effective July 1, 2013.

Grants of Plan-Based Awards

The following table sets forth information with regard to stock options granted to the named executive officers listed below during fiscal year 2015 under the Company’s 2008 Employee Stock Option Plan. No other equity incentive plan awards or non-equity incentive plan awards were granted to the named executives during the year.

Name	Grant Date	Option Awards: Number of Shares Underlying Options	Exercise Price of Option Awards ($)	Grant Date Fair Value of Option Awards (1) ($)
David M. Rausch	August 27, 2014	10,000	18.14	66,000
D. Michael Parker	August 27, 2014	6,000	18.14	39,600
Keith D. Smith	August 27, 2014	4,000	18.14	26,400

(1)	See Note 5 to the Consolidated Financial Statements included in the Company’s 2015 Annual Report on Form 10-K for a discussion of the assumptions underlying the value of stock options.

Outstanding Equity Awards at April 30, 2015

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)	Number of Securities Underlying Unexercised Options- Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
David M. Rausch	1,250	—	10.64	8/25/20
	1,000	1,000	8.59	8/24/21
	5,000	5,000	11.78	8/22/22
	2,500	7,500	15.85	8/28/23
	—	10,000	18.14	8/27/24

D. Michael Parker	6,000	—	12.66	8/26/19
	5,500	—	10.64	8/25/20
	3,000	1,500	8.59	8/24/21
	3,000	3,000	11.78	8/22/22
	1,500	4,500	15.85	8/28/23
	—	6,000	18.14	8/27/24

Keith D. Smith	1,250	—	10.64	8/25/20
	1,000	1,000	8.59	8/24/21
	1,000	2,000	11.78	8/22/22
	1,000	3,000	15.85	8/28/23
	—	4,000	18.14	8/27/24

(1)	The options listed in this table vest in four equal annual installments beginning on the first anniversary of the grant date (which is 10 years prior to the expiration date shown for each option).

Equity Compensation Plans

The following table summarizes information about the Company’s equity compensation plans as of April 30, 2015. All outstanding awards relate to the Company’s common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by stockholders	239,575	$13.24	54,950
Equity compensation plans not approved by stockholders	—	—	—

Total	239,575	$13.24	54,950

(1)

Represents shares available for future issuance under the Company’s 2008 Key Employee Stock Option Plan and the 2010 Stock Option Plan for Directors. No options were available for grant under any other equity compensation plans of the Company.

Payments Upon Termination or Change in Control

The following table includes information regarding the estimated amount of payments and other benefits each named executive officer shown would receive if his employment with the Company was terminated on April 30, 2015.

Name and Benefits	For Cause or Voluntary termination other than for Good Reason ($)		Termination Without Cause and no Change in Control ($)		Termination Without Cause after Change in Control ($)
David M. Rausch
Base salary	—		$340,000		$680,000
Annual bonus	$9,997	(2)	9,997	(2)	80,604
401(k)/401 Plus Deferred Compensation Plans (1)	700		24,500		53,242
Life insurance benefit (3)	—		—		60,338
Medical & disability insurance (4)	—		7,839		15,677

Total	$10,697		$382,336		$889,861

D. Michael Parker
Base salary	—		$260,245		$520,490
Annual bonus	$7,903	(2)	7,903	(2)	66,039
401(k)/401 Plus Deferred Compensation Plans (1)	553		18,770		41,057
Life insurance benefit (3)	—		—		76,212
Medical & disability insurance (4)	—		7,839		15,677

Total	$8,456		$294,757		$719,475

Keith D. Smith
Base salary	—		$201,867		$201,867
Annual bonus	—		—		17,359
401(k)/401 Plus Deferred Compensation Plans (1)	—		14,131		15,346
Life insurance benefit (3)	—		—		38,979
Medical & disability insurance (4)	—		13,067		12,718

Total	$—		$228,716		$286,269

(1)

Represents the additional Company matching contributions the executive officer would have earned under both the 401 Plus Deferred Compensation Plan and the 401(k) Incentive Savings Plan for the base salary and annual bonus amounts shown.

(2)	Annual bonus earned in fiscal year 2015, but paid after April 30, 2015.

(3)	Represents the present value of the death benefit under the executive officer’s applicable life insurance program, pursuant to the terms of the executive officer’s change of control agreement.

(4)	Represents the Company’s share of premiums for medical and disability coverage during the relevant periods.

AGREEMENTS WITH CERTAIN EXECUTIVES

The Company entered into a Restated and Amended Change of Control Agreement with Mr. Rausch in fiscal year 2015, and Change of Control Employment Agreements (i) with Messrs. Parker and Kurt P. Rindoks, Vice President of Engineering and Product Development, in fiscal year 2000, (ii) with Messrs. Smith and Dana L. Dahlgren, Vice President of Sales and Marketing – Americas, in fiscal year 2005, and (iii) with Ms. Elizabeth D. Phillips, Vice President of Human Resources, in fiscal year 2010 (collectively, the “Agreements”). These Agreements provide for the payment of compensation and benefits in the event of termination of the executive officer’s employment within three years following a Change of Control of the Company, as defined in the Agreements. Each executive officer whose employment is so terminated will receive compensation if the termination of his or her employment was by the Company or its successor without cause, or by the executive officer for good reason, as defined in the agreements. Upon such a termination of employment within one year following a Change of Control, the Company or its successor will be required to make, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, a lump-sum cash payment equal to the executive officer’s annual compensation with respect to Messrs. Rindoks, Smith, and Dahlgren and Ms. Phillips, and two (2) times the executive officer’s annual compensation with respect to Messrs. Rausch and Parker. Upon a termination of employment occurring after the first anniversary, but within three years, of the date of the Change of Control, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, Messrs. Rindoks, Smith, and Dahlgren and Ms. Phillips will be entitled to a lump-sum payment equal to one-half (1/2) of their annual compensation and Messrs. Rausch and Parker will be entitled to a lump-sum payment equal to their annual compensation. See “Compensation Tables – Payments upon Termination or Change in Control” for other entitlements for the named executive officers under terms of the Agreements.

Only July 15, 2015, the Company entered into a Separation Agreement (the “Agreement”) with Mr. Parker in conjunction with his planned retirement from the Company. Under the Agreement, contingent upon Mr. Parker continuing to perform his job duties and any requested transition duties, as defined in the Agreement, through December 31, 2015, his execution of certain releases as described in the Agreement, and his compliance with certain confidentiality obligations, he will receive payments in 18 equal monthly installments of $15,904 beginning January 2016 and continuing through June 30, 2017, and he will be able to participate in the Company’s group medical and dental insurance plans through June 30, 2017 at the same cost as an active employee of the Company.

William A. Shumaker retired as Chief Executive Officer of the Company on June 30, 2013 and continues to serve as a non-executive Chairman of the Board of Directors. On July 10, 2013, the Company entered into a consulting agreement with Mr. Shumaker whereby Mr. Shumaker will provide certain consulting and advisory services to the Company during a twelve-month period beginning August 1, 2013 through July 31, 2014, which was subsequently extended through July 31, 2015, for a basic fee of $5,000 per calendar quarter. The consulting agreement includes typical terms regarding non-competition, confidentiality, and expense reimbursements.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information with respect to the “beneficial ownership” (as defined by the Securities and Exchange Commission) of shares of the Company’s common stock, as of June 23, 2015, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

Name	Shares beneficially owned (1)	Percent of class
Margaret B. Pyle (2)	56,134	2.1%
John C. Campbell, Jr. (3)	51,667	2.0%
Keith M. Gehl	2,500	*
David M. Rausch	21,078	*
David S. Rhind (4)	351,898	13.3%
John D. Russell	14,500	*
Donald F. Shaw	16,500	*
William A. Shumaker (5)	51,494	2.0%
D. Michael Parker (6)	39,715	1.5%
Keith D. Smith	14,414	*
Directors and executive officers as a group (13 persons)	653,466	23.8%

*	Percentage of class is less than 1%.

(1)

Includes shares which may be acquired within sixty (60) days from June 23, 2015 upon exercise of options by: Ms. Pyle – 10,000; Messrs. Campbell, Rhind, and Russell – 10,000 each; Messrs. Gehl and Shaw – 2,500 each; Mr. Rausch – 12,250; Mr. Shumaker – 12,500; Mr. Parker – 20,500; Mr. Smith – 5,250; and all officers and directors as a group – 116,350.

(2)	Includes 43,134 shares owned by Ms. Pyle’s as trustee of a trust and 3,000 shares held by Ms. Pyle’s spouse, as to which shares she disclaims beneficial ownership.

(3)	Includes 21,083 shares held by Mr. Campbell’s wife, as to which shares he disclaims beneficial ownership.

(4)

Includes 5,456 shares held in a trust of which Mr. Rhind is a co-trustee and a beneficiary, 85,908 shares held in trusts of which Mr. Rhind is a co-trustee but not a beneficiary, and 228,079 shares owned by the Estate of Laura Campbell Rhind, of which Mr. Rhind is the executor. Mr. Rhind disclaims beneficial ownership of all of the shares held by the Estate and the shares held in trusts of which Mr. Rhind is a co-trustee but not a beneficiary.

(5)	Includes 38,187 shares in which Mr. Shumaker shares voting and investment power.

(6)	Includes 12,920 shares in which Mr. Parker shares voting and investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to the “beneficial ownership” (as defined by the Securities and Exchange Commission) of shares of the Company’s common stock, as of June 23, 2015, by each person who is known by management of the Company to have been the “beneficial owner” of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

Name	Shares beneficially owned		Percent of class
Donald Gardner	226,787	(1)	8.6%
Estate of Laura Campbell Rhind	228,079	(2)	8.7%
Dimensional Fund Advisors LP	198,198	(3)	7.5%

(1)

Includes 58,750 shares held by Gardner Family Preferred Equity LLC, of which Mr. Gardner is a director; 76,301 shares held by the Elizabeth B. Gardner Marital Trust, of which Mr. Gardner is a trustee; 40,909 shares held by the Anne E. Gardner Trust, of which Mr. Gardner is one of three trustees; 38,902 shares held by the Thomas H. Gardner Trust, of which Mr. Gardner is one of three trustees; and 11,925 shares held by Mr. Gardner directly. Mr. Gardner disclaims beneficial ownership of the shares held by the Anne E. Gardner Trust and the Thomas H. Gardner Trust. Mr. Gardner’s address is 2500 Indigo Lane, Apt. 357, Glenview, Illinois 60026.

(2)

The shares owned by the Estate of Laura Campbell Rhind listed in the table above are shown as being owned in a Schedule 13D filed with the Securities and Exchange Commission on June 11, 2015. The address of the Estate is 641 West Willow Street, No. 139, Chicago, IL 60014.

(3)

The shares owned by Dimensional Fund Advisors listed in the table are shown as being owned as of December 31, 2014 according to a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2015. Dimensional Fund Advisors’ address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and 10% stockholders to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it and inquiries of such persons, the Company believes that all such filing requirements applicable to its executive officers, directors and 10% stockholders were complied with in fiscal year 2015.

PROXIES AND VOTING AT THE MEETING

The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company’s common stock. To obtain directions to attend the annual meeting, please contact the Secretary of the Company. This Proxy Statement and the 2015 Annual Report to Stockholders are available at http://shareowner.mobular.net/shareowner/kequ.

At the close of business on July 2, 2015, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,629,838 shares of common stock of the Company outstanding and entitled to vote.

Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-dated proxy or in person at the meeting.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the three nominees for director. Approval of Item 2 (proposal to approve the Amended and Restated 2008 Key Employee Stock Option Plan), approval of Item 3 (ratification of appointment of independent registered public accounting firm) and approval of Item 4 (advisory vote on executive compensation) submitted to the stockholders for their consideration at the meeting each requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. However, Item 4 is an advisory vote only. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions, directions to withhold authority, and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention, direction to withhold authority, or broker non-vote with respect to a matter other than the election of directors may have the same legal effect as a vote against the matter. With respect to the election of directors, an abstention, direction to withhold authority or broker non-vote will have no effect. An automated system administered by the Company’s transfer agent will be used to tabulate votes.

A stockholder entitled to vote for the election of directors can withhold authority to vote for any of the nominees.

STOCKHOLDER PROPOSALS

The deadline for receipt of stockholder proposals for inclusion in the Company’s 2016 proxy material is March 27, 2016. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder’s name and address as it appears on the Company’s records and the number of shares of the Company’s common stock beneficially owned by such stockholder. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for presenting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act. All other proposals to be presented at the meeting must be delivered to the Secretary of the Company, in writing, by June 10, 2016.

FINANCIAL STATEMENTS

The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 2015 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

OTHER MATTERS

Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

By Order of the Board of Directors

D. MICHAEL PARKER
Secretary

July 24, 2015

APPENDIX A

KEWAUNEE SCIENTIFIC CORPORATION

2008 KEY EMPLOYEE STOCK OPTION PLAN

(AS AMENDED AND RESTATED EFFECTIVE AUGUST 26, 2015)

The purpose of this Kewaunee Scientific Corporation 2008 Key Employee Stock Option Plan (as Amended and Restated Effective August 26, 2015) (the “Plan”) is to benefit KEWAUNEE SCIENTIFIC CORPORATION (the “Company”) and its subsidiaries through the maintenance and development of top management by offering certain present and future executive and key personnel a favorable opportunity to become holders of stock in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company or its subsidiaries. The only type of award available for grant under the Plan shall be stock options (“Options”), which shall represent the right to purchase a specified number of shares of the Company’s common stock (“Common Stock”) at an exercise price established by the Plan Administrator (as defined below).

1. Administration.

(a) The Plan shall be administered by the Company’s Board of Directors (the “Board”), provided that the Board may, in its discretion, appoint a committee to administer all or a part of the Plan (the “Committee”) (which shall be the Compensation Committee of the Board unless determined otherwise by the Board). The Board or any Committee appointed by the Board to administer all or a part of the Plan shall be referred to hereunder as the “Plan Administrator.” The administration of the Plan shall in all events comply with the applicable rules of any securities exchange or similar entity and all applicable laws, including Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Any Committee appointed by the Board shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, an “outside director” within the meaning of Code Section 162(m), and an “independent director” within the meaning of the rules of the securities exchange that then constitutes the principal listing for the Common Stock.

(b) The Plan Administrator’s administration of the Plan shall be subject to the other provisions of the Plan and the following:

(i) The Plan Administrator shall have the authority and discretion to select from among the Company’s and its subsidiaries’ key employees those persons who shall receive Options, to determine the time or times of receipt, to determine the number of shares covered by Options, to establish the terms and conditions of Options, to cancel or suspend Options and to reduce or eliminate any restrictions or vesting requirements applicable to an Option at any time after the grant of the Option.

(ii) The Plan Administrator shall have the authority and discretion to interpret the Plan, to define terms not otherwise defined in the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(iii) All determinations and decisions made by the Plan Administrator under the Plan shall be in the sole discretion of the Plan Administrator and shall be final, conclusive and binding.

(c) Except to the extent prohibited by applicable law or the applicable rules of any securities exchange or similar entity, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act or of Section 162(m) of the Code, the Plan Administrator may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any person or persons selected by it. The acts of such delegates shall be treated under the Plan as acts of the Plan Administrator and such delegates shall report regularly to the Plan Administrator regarding the delegated duties and responsibilities and any Options granted. Any such allocation or delegation may be revoked by the Plan Administrator at any time.

2. Eligibility. Options may be granted only to key employees of the Company and its subsidiaries (including officers, and including directors of the Company and its subsidiaries who are also employees), selected initially and from time to time thereafter by the Plan Administrator on the basis of the special importance of their services in the management, development and operations of the Company or its subsidiaries.

3. Granting of Options.

(a) The Plan Administrator may grant Options under the Plan to purchase from the Company a total of not more than (i) 300,000 shares of Common Stock plus (ii) the number of shares of Common Stock available under the Plan immediately prior to its amendment and restatement effective August 26, 2015, all of which may be granted as ISOs (as defined below) or nonqualified Options, in each case subject to adjustment as provided in Section 10 below.

(b) Any Option may be either (i) an Option that is intended to, and that does, in fact, qualify as an “incentive stock option” within the meaning of Section 422 of the Code (an “ISO”) or (ii) a nonqualified Option that is not intended to be an ISO.

(c) No ISOs may be (i) granted after the 10-year anniversary of the date the Plan was adopted by the Board or (ii) granted to a non-employee. To the extent the aggregate Fair Market Value (as defined below), determined at the date of grant, of shares with respect to which ISOs are exercisable for the first time by any optionee during any calendar year under all plans of the Company and its subsidiaries exceeds $100,000, the Options or portions thereof that exceed such limit shall be treated as nonqualified Options. Unless otherwise specifically provided by the applicable award agreement, any Option granted under the Plan shall be a nonqualified Option. All or a portion of any ISO granted under the Plan that does not qualify as an ISO for any reason shall be deemed to be a nonqualified Option. In addition, any ISO granted under the Plan may be unilaterally modified by the Plan Administrator to disqualify such Option from ISO treatment such that it shall become a nonqualified Option.

(d) No Options shall be granted under the Plan subsequent to August 26, 2025.

(e) In the event that an Option (including an Option granted under the Plan prior to its amendment and restatement effective August 26, 2015) expires, or is terminated, surrendered, forfeited or cancelled, in whole or in part, the unissued shares covered by such Option shall again be available for the grant of Options under the Plan.

(f) Shares subject to Options may be made available from unissued or reacquired shares of Common Stock.

(g) Nothing contained in the Plan or in any Option granted pursuant hereto shall confer upon any optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or interfere in any way with the right of the Company or its subsidiaries to terminate the optionee’s employment at any time.

(h) The maximum number of shares that may be subject to Options granted to any one optionee during any calendar year that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, and then only to the extent that such limitation is required by Section 162(m) of the Code, shall be 100,000.

4. Option Price.

(a) The exercise price for each share of Common Stock subject to an Option shall be determined by the Plan Administrator and, subject to the provisions of Section 10 hereof, shall not be less than the Fair Market Value at the time the Option is granted; provided, however, that in the event that an optionee is a 10% Stockholder (as defined below) as of the date of grant, the exercise price of an Option granted to such optionee that is intended to be an ISO shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date of grant.

(b) In no case shall the exercise price of any Option be less than the par value of a share of Common Stock.

(c) Notwithstanding the foregoing provisions of this Section 4, Options may be granted with a per share exercise price other than as required above pursuant to a merger or other corporate transaction.

(d) “Fair Market Value” of a share of Common Stock as of a particular date shall mean, if the Common Stock is listed on a national securities exchange, (i) for purposes of determining the exercise price of an Option, the average of the high and low prices of the Common Stock on the composite tape or other comparable reporting system on the date of grant, or if the date of grant is not a trading day, the trading day most immediately preceding the date of grant and (ii) for all other purposes under the Plan, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day most immediately preceding the applicable date. If the shares of Common Stock are not then listed on a national securities exchange, or the value of such shares is not otherwise determinable, Fair Market Value of a share of Common Stock as of a particular date shall mean such value as determined by the Plan Administrator.

(e) “10% Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

(f) Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding Option in the event of a decline in share price shall be permitted without approval by the Company’s stockholders (the “Stockholders”) or as otherwise expressly provided in Section 10 below. The foregoing prohibition includes (i) reducing the exercise price of outstanding Options, (ii) cancelling outstanding Options in connection with the granting of Options with a lower exercise price to the same individual, (iii) cancelling Options with an exercise price in excess of the current Fair Market Value in exchange for a cash or other payment, and (iv) taking any other action that would be treated as a repricing of a stock option under the rules of the primary securities exchange or similar entity on which the shares of Common Stock are listed.

5. Duration of Options, Increments and Extensions. Subject to the provisions of Section 8 hereof, each Option shall be for such term of not more than 10 years as shall be determined by the Plan Administrator at the date of the grant; provided, however, that in the event that the optionee is a 10% Stockholder, an Option granted to such optionee that is intended to be an ISO at the date of grant shall not be exercisable after the expiration of five years from its date of grant. Each Option shall become exercisable in such installments, at such time or times, and may be subject to such conditions, including conditions based upon the performance of the Company, as the Plan Administrator may in its discretion determine at the date of grant.

Subject to the foregoing, the Plan Administrator may in its discretion (a) accelerate the exercisability of any Option or (b) at any time prior to the expiration or termination of an Option previously granted, extend the term of such Option (including Options held by officers or directors) for such additional period as the Plan Administrator, in its discretion, shall determine; provided, however, that the aggregate Option period with respect to any Option, including the original term of the Option and any extensions thereof, shall never exceed 10 years.

6. Change in Control.

(a) Any outstanding Option under the Plan held by an optionee who is an employee of the Company or any of its subsidiaries on the date of a Change in Control shall be immediately exercisable in full on such date. The words “Change in Control” shall mean the consummation of the occurrence, at any time during the specified term of an Option granted under the Plan, of any of the following events:

(i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization, less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the Stockholders immediately prior to such merger, consolidation or reorganization;

(ii) The Company sells all or substantially all of its business or assets to any other corporation or other legal person; or

(iii) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Stockholders, of each new director of the Company, was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.

The provisions of this Section 6(a) shall not apply to an Option which contains performance standards as a condition upon exercise, except that in the event of a Change in Control the Plan Administrator may waive the performance standards if it determines, in its discretion, that based on results of operations prior to the Change in Control, the standards would reasonably be expected to have been met within the relevant period or periods.

(b) Subject to Section 6(a) above (including the immediate exercisability in full of all outstanding Options on the date of a Change in Control), in the event of a Change in Control, each outstanding Option shall be treated as the Plan Administrator determines, which determination may be made without the consent of any optionee and need not treat all outstanding Options (or portions thereof) in an identical manner; provided, however, that no determination by the Plan Administrator pursuant to this Section 6(b) shall, by itself, cause any optionee to be in a worse position economically with respect to the optionee’s outstanding Options immediately after such determination compared to immediately before such determination. Subject to the immediately preceding sentence, such determination, without the consent of any optionee, may provide (without limitation) for one or more of the following in the event of a Change in Control: (i) the continuation of such outstanding Options by the Company (if the Company is the surviving corporation); (ii) the assumption of such outstanding Options by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of economically equivalent new options or equity awards for such Options; or (iv) the cancellation of such Options in exchange for a payment to the optionees equal to the excess of (A) the Fair Market Value of the shares subject to such Options as of the closing date of such Change in Control over (B) the exercise price paid or to be paid for the shares subject to the Options.

7. Exercise of Option; Withholding.

(a) An Option may be exercised by the optionee’s giving of written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased. The exercise price for the shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Plan Administrator in its discretion and reflected in the applicable award agreement, by any combination of the methods of payment set forth below. The Plan Administrator shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 7 are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) by irrevocably authorizing a third party, acceptable to the Plan Administrator, to sell shares of Common Stock acquired upon exercise of the Option and to remit to the Company no later than the third business day following exercise a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise;

(iii) by tendering, either actually or by attestation, shares of Common Stock acceptable to the Plan Administrator and valued at Fair Market Value as of the day of exercise;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the optionee to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding subject to an Option, which shall not be exercisable thereafter, to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the optionee as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;

(v) in any other form of legal consideration that may be acceptable to the Plan Administrator; or

(vi) by any combination thereof.

For this purpose, the per share value of the Common Stock shall be its Fair Market Value at the close of business on the date preceding the date of exercise. The optionee shall pay the Company at the time of exercise an amount equal to any tax that the Company is required to withhold from the optionee upon exercise (less any amount withheld from the optionee’s regular compensation in connection with such exercise).

(b) At the time of any exercise of any Option, the Company may, if it shall determine it necessary or desirable for any reason, require the optionee (or the optionee’s heirs, legatees, or legal representatives, as the case may be) as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the optionee upon exercise of part or all of the Option and a stop transfer order may be placed with the transfer agent. Each Option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable by the Company.

(c) Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(d) To the extent that the Plan provides for the delivery of shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

(e) Unless otherwise permitted by the Plan Administrator, no fractional shares shall be delivered pursuant to the Plan or any Option. The Plan Administrator shall determine whether cash, shares, or other property shall be delivered or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

8. Termination of Employment — Exercise Thereafter. Unless otherwise determined by the Plan Administrator at the time of grant:

(a) If the employment of an optionee with the Company or any of its subsidiaries terminates for any reason except discharge for Cause (as defined below), an Option which is not an ISO may be exercised as follows:

(i) if the optionee’s employment is terminated otherwise than by death, Disability or Retirement (each as defined below), by the optionee at any time within three months after such termination;

(ii) if the optionee’s employment is terminated by death, by the optionee’s heirs, legatees or legal representatives at any time within one year after the date of death;

(iii) if the optionee’s employment is terminated because of “Disability” (as defined in Section 22(e)(3) of the Code), by the optionee at any time within one year after the date of such termination; or

(iv) if the optionee’s employment is terminated by “Retirement” (as defined in the Company’s qualified retirement plan for salaried employees), by the optionee within three years after the date of retirement.

(b) For an ISO, the immediately preceding provisions shall apply except the exercise period following termination of employment because of Retirement shall not exceed three months.

(c) Notwithstanding the foregoing, an Option shall not be exercisable after the expiration of its specified term and shall be exercisable only to the extent it was exercisable at the date of such termination of employment, except that if the optionee’s employment is terminated by death or, if the Option so provides, by Retirement, at any time on or after the first anniversary of the Option, the Option may be exercised in full during its specified term during the period provided above.

(d) If an optionee is discharged for Cause, the Option shall expire forthwith and all rights to purchase shares under it shall terminate immediately. For purposes of the Plan, discharge for “Cause” means a discharge on account of dishonesty, disloyalty or gross misconduct.

9. Non-Transferability of Options. No Option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution or pursuant to a domestic relations order, and each Option shall be exercisable during an optionee’s lifetime only by the optionee.

10. Adjustments.

(a) Subject to any action required under applicable laws by the Stockholders, (i) the numbers and class of shares of Common Stock or other stock or securities (A) available for future awards under the Plan and (B) covered by each outstanding award and (ii) the exercise price per share of each outstanding Option shall automatically be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the shares of Common Stock or subdivision of such shares.

(b) In the event of any increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, a declaration of an extraordinary dividend with respect to such shares payable in a form other than shares in an amount that has a material effect on the Fair Market Value, a recapitalization (including a recapitalization through a large nonrecurring cash dividend), a rights offering, a reorganization, merger, a spin-off, split-up, change in corporate structure or a similar occurrence, the Plan Administrator shall make appropriate adjustments in one or more of (i) the numbers and class of shares of Common Stock or other stock or securities (A) available for future awards under the Plan and (B) covered by each outstanding award and (ii) the exercise price per share of each outstanding Option.

(c) Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Option. If, by reason of a transaction described in this Section 10 or an adjustment pursuant to this Section 10, an optionee’s award agreement covers additional or different shares of stock or securities, then such additional or different shares and the award agreement shall be subject to all of the terms, conditions and restrictions which were applicable to the award agreement prior to such adjustment.

11. Amendment of Plan. The Board may amend or discontinue the Plan at any time; provided, however that no such amendment or discontinuance shall change adversely or impair any Option previously granted, without the consent of the optionee. In addition, to the extent necessary and desirable to comply with applicable laws, the Company shall obtain the approval of Stockholders with respect to any Plan amendment in such a manner and to such a degree as required. Notwithstanding any provision of the Plan or any award agreement under the Plan to the contrary, the Board may amend the Plan or any award agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the award agreement to any applicable law. By accepting an Option, the optionee shall be deemed to have acknowledged and consented to any amendment to an Option made pursuant to this Section 11, without further consideration or action.

12. Clawback. Any Option, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy (the “Policy”) or any applicable law. An optionee’s receipt of an Option shall be deemed to constitute the optionee’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company, whether adopted prior to or following the granting of any Option and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the optionee’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

13. Effective Date. The Plan was originally adopted by the Board on May 29, 2008, and became effective when approved by the Stockholders on August 27, 2008. The Plan, as amended and restated effective August 26, 2015, was adopted by the Board effective August 26, 2015, and shall become effective if and when approved by the Stockholders at the Stockholders’ 2015 annual meeting. If the Stockholders do not approve the amended and restated version of the Plan adopted by the Board effective August 26, 2015, the version of the Plan as in effect prior to such amended and restated version shall continue in effect with no changed terms.

KEWAUNEE SCIENTIFIC CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 & 4.

+
1.	Election of Class II Directors:		01 - John C. Campbell, Jr.		02 - Keith M. Gehl	03 -William A. Shumaker

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	Approval of the Company’s Amended and Restated 2008 Key Employee Stock Option Plan.	☐	☐	☐	4.	Approval, on an advisory basis, of the compensation of our named executives.	☐	☐	☐
3.	Ratification of the appointment of the independent registered public accounting firm of Cherry Bekaert LLP as the Company’s independent auditors for fiscal year 2016.	☐	☐	☐	5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Annual Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Annual Meeting and wish to so vote.

B	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, Trustee, Guardian, or in some other representative capacity, or as an officer of a Corporation, please indicate your capacity or full title. If stock is held jointly, each joint owner should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X 2 4 3 8 1 6 2	+

024M3C

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders.

The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://www.edocumentview.com/KEQU

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — KEWAUNEE SCIENTIFIC CORPORATION

2700 WEST FRONT STREET

STATESVILLE, NORTH CAROLINA 28677-2927

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Margaret B. Pyle, David S. Rhind, and Donald F. Shaw as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 2, 2015 at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Daylight Time on August 26, 2015 and at any adjournment thereof.

Your vote for three directors may be indicated on the reverse side. John C. Campbell, Jr., Keith M. Gehl, and William A. Shumaker have been nominated for election as Class II Directors. Your votes for the approval of the Company’s Amended and Restated 2008 Key Employee Stock Option Plan, for ratification of the Company’s independent registered public accounting firm, and for approval, on an advisory basis, of the compensation of our named executives, may also be voted for on the reverse side.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 on the reverse side, FOR the approval of the Company’s Amended and Restated 2008 Key Employee Stock Option Plan, FOR the ratification of the appointment of the independent registered public accounting firm of Cherry Bekaert LLP as the Company’s independent auditors for fiscal year 2016, FOR approval, on an advisory basis, of the compensation of our named executives, and with discretionary authority upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

KEWAUNEE SCIENTIFIC CORPORATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Central Time on August 26, 2015.
Vote by Internet
• Go to www.investorvote.com/KEQU
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2,3 & 4.

+
1.	Election of Class II Directors:		01 - John C. Campbell, Jr.		02 - Keith M. Gehl	03 - William A. Shumaker

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	Approval of the Company’s Amended and Restated 2008 Key Employee Stock Option Plan.	☐	☐	☐	4.	Approval, on an advisory basis, of the compensation of our named executives.	☐	☐	☐

3.	Ratification of the appointment of the independent registered public accounting firm of Cherry Bekaert LLP as the Company’s independent auditors for fiscal year 2016.	☐	☐	☐	5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Annual Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Annual Meeting and wish to so vote.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, Trustee, Guardian, or in some other representative capacity, or as an officer of a Corporation, please indicate your capacity or full title. If stock is held jointly, each joint owner should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders.

The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://www.edocumentview.com/KEQU

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — KEWAUNEE SCIENTIFIC CORPORATION

2700 WEST FRONT STREET

STATESVILLE, NORTH CAROLINA 28677-2927

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Margaret B. Pyle, David S. Rhind, and Donald F. Shaw as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 2, 2015 at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Daylight Time on August 26, 2015 and at any adjournment thereof.

Your vote for three directors may be indicated on the reverse side. John C. Campbell, Jr., Keith M. Gehl, and William A. Shumaker have been nominated for election as Class II Directors. Your votes for the approval of the Company’s Amended and Restated 2008 Key Employee Stock Option Plan, for ratification of the Company’s independent registered public accounting firm, and for approval, on an advisory basis, of the compensation of our named executives, may also be voted for on the reverse side.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 on the reverse side, FOR the approval of the Company’s Amended and Restated 2008 Key Employee Stock Option Plan, FOR the ratification of the appointment of the independent registered public accounting firm of Cherry Bekaert LLP as the Company’s independent auditors for fiscal year 2016, FOR approval, on an advisory basis, of the compensation of our named executives, and with discretionary authority upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)